EXHIBIT 99.1
Investor Contact: Valda Colbart, 419-784-2759, rfcinv@rurban.net
Rurban Financial Corp. Completes Acquisition of
Diverse Computer Marketers
Defiance, Ohio — September 5, 2006 — Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, today announced the completion of the acquisition of Diverse Computer Marketers by Rurbanc Data Services Inc., Rurban’s data and item processing subsidiary, effective after the close of business on September 2, 2006. Diverse Computer Marketers, headquartered in Lansing, Michigan, and a related company, DCM Indiana, located in Indianapolis, Indiana (jointly “DCM”), will operate as a separate subsidiary of Rurbanc Data Services Inc. (“RDSI”).
Kenneth A. Joyce, President and Chief Executive Officer of Rurban Financial Corp., commented, “We welcome DCM to the Rurban family and are excited about our opportunity to accelerate our growth in Illinois, Indiana, Michigan, Ohio and Wisconsin. We are equally excited about the team that is in place to manage this acquisition which is led by Bill Brandt, President of this new subsidiary of RDSI.”
Bill Brandt, President of DCM added, “We look forward to this opportunity to add value from RDSI to the DCM customers based on the proven RDSI record of customer service and one-on-one relationships; and we will be working hard to continue the outstanding relationship DCM has with its client banks.”
About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, The Exchange Bank, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI), Diverse Computer Marketers (DCM) and RFCBC, Inc. The two community banks, State Bank and Exchange Bank, offer a full range of financial services through 19 offices in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin. Rurban’s common stock is quoted on the Nasdaq Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 5,027,433 shares outstanding. The Company’s website is http://www.rurbanfinancial.net .
Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.
Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.